UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933
___________________________________

MEDICAL INTERNATIONAL TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Colorado	84-1509950
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1872 Beaulac, Ville Saint-Laurent
Montreal, Quebec, Canada H4R 2E7
 (Address of principal executive offices) (Zip Code)
________________________________________________

MEDICAL INTERNATIONAL TECHNOLOGY, INC.
2009 EQUITY INCENTIVE PLAN
________________________________________________

Karim Menassa, President and CEO
Medical International Technology, Inc.
1872 Beaulac, Ville Saint-Laurent
Montreal, Quebec, Canada H4R 2E7
 (Name and address of agent for service)

(514) 339-9355
(Telephone number, including area code, of agent for service)

COPIES OF COMMUNICATIONS TO:
Eric M. Stein, Esq.
Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, New Jersey 07726

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of securities To be registered (1)	Amount to be Registered (1)	Proposed Maximum Offering Price per share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)

Common Stock, par value $0.0001 per share, issuable upon the exercise of options granted under the 2009 Equity Incentive Plan	5,000,000	$0.14	$700,000	$39.06

(1)
Covers an aggregate of 5,000,000 shares of Common Stock underlying outstanding options granted under the Medical International Technology, Inc. 2009 Equity Incentive Plan (the “Plan”) and pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares which may be offered and issued to prevent dilution resulting from stock dividends, stock splits, recapitalization or any other similar transactions, which results in an increase in the number of the Registrant’s outstanding shares of common stock..

(2)
The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933 on the basis of the average of the high and low prices of the Common Stock on the OTC Bulletin Board on July 1, 2009, a date within five (5) trading days prior to the date of the filing of this Registration Statement.

PART I

INFORMATION REQURIED IN THE SECTION 10(a) PROSPECTUS

The document containing the information specified in Part I of Form S-8 will be sent or given to employees, officers, directors and consultants eligible to participate in the Medical International Technology, Inc. 2009 Equity Incentive Plan (the “Plan”) as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions of Part I of Form S-8, such document will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. The document and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We incorporate by reference in this Registration Statement the following documents and information filed by Medical International Technology, Inc. (the “Registrant”) with the Commission.

(a)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, as filed with the Commission on May 18, 2009.

(b)	The Registrant’s Current Report on Form 8-K, as filed with the Commission on April 28, 2009.

(c)	The Registrant’s Annual Report on Form 10-KSB for the year ended September 30, 2008, as filed with the Commission on December 10, 2008, and its amendments.

(d)
In addition, the Registrant hereby incorporates by reference in this Registration Statement the description of the Registrant’s common stock, par value $0.0001 per share, contained in the Registrant’s Registration Statement on Form SB-2 as filed with the Commission on December 29, 2000 pursuant to the Securities Act, and any amendment or report filed with the Commission for the purpose of updating such description.

All other documents filed by us after the date of this registration statement under Section 13(a), 13(c), 14 and 15(d) of the 1934 Act, after the date hereof and prior to the filing of a post-effective amendment to the registration statement which indicates that all securities offered have been sold or which de-registers all securities then remaining in the registration statement and to be part thereof from the date of filing of such documents.

ITEM 4. DESCRIPTION OF SECURITIES.

Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

The Company’s Articles of Incorporation authorizes the Corporation to indemnify to the maximum extent permitted under Colorado law.

The Colorado Private Corporations Act allows indemnification of directors, officers, employees and agents of the Company, including the advancement of expenses: Every person who was or is a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or a person of whom he is the legal representative is or was a director or officer of the corporation or is or was serving at the request of the corporation for its benefit as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the general corporation law of the State of Colorado from time to time against all expenses, liability and loss (including attorney’s fees, judgments, fines, and amounts paid or to be paid in settlement) reasonably incurred and in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person; and shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of stockholders, provision of law or otherwise, as well as their rights under the Articles of Incorporation of Medical International Technology, Inc.

In general, officers and directors of Registrant are indemnified against expenses actually and reasonably incurred in connection with proceedings, whether civil or criminal, provided that it is determined that they acted in good faith, and are not deemed to be liable to Registrant for negligence or misconduct in the performance of their duties.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

Not Applicable.

ITEM 8. EXHIBITS.

Exhibit Number	Description
5.1	Consent and Opinion of Anslow & Jaclin, LLP
10.1	2009 Equity Incentive Plan.
23.1	Consent of PS Stephenson & Co., P.C.
23.2	Consent of Anslow & Jaclin, LLP (included in opinion filed as Exhibit 5.1).
24.1	Power of Attorney (see signature page)

ITEM 9. UNDERTAKINGS.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, Medical International Technology, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized on this 8th day of July, 2009.

MEDICAL INTERNATIONAL TECHNOLOGY, INC.
By:	/s/ Karim Menassa
Karim Menassa President, Principal Executive Officer, Interim CFO, Principal Accounting Officer and Chairman of the Board of Directors

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Karim Menassa, Chief Executive Officer, his or her attorneys-in-fact and agents, each with the power of substitution and resubstitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file such amendments, together with exhibits and other documents in connection therewith, with the Securities and Exchange Commission, granting to each attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully as he or she might or could do in person, and ratifying and confirming all that the attorneys-in-fact and agents, or his or her substitute or substitutes, may do or cause to be done by virtue hereof.

PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Signature	Title	Date
/s/ Karim Menassa
Karim Menassa	President, CEO, Interim CFO, Principal Accounting Officer, Secretary and Chairman of the Board of Directors	July 8, 2009